Exhibit 99.B.

GERVINUSSTRASSE 17 | D-60322 FRANKFURT AM MAIN

WWW.SHEARMAN.COM | T +49.69.9711.1000 | F +49.69.9711.1100

November 5, 2013

Oesterreichische Kontrollbank Aktiengesellschaft

Am Hof 4

A-1010 Vienna

Austria

Oesterreichische Kontrollbank Aktiengesellschaft

U.S.$1,000,000,000 0.750% Guaranteed Global Notes Due 2016

Unconditionally Guaranteed by the Republic of Austria

    Issued under the Global Issuance Facility

Ladies and Gentlemen:

We have acted as United States counsel to Oesterreichische Kontrollbank Aktiengesellschaft (the “Bank”) in connection with the issuance and sale by the Bank of U.S.$1,000,000,000 aggregate principal amount of the Bank’s 0.750% Guaranteed Global Notes Due 2016 (the “Notes”), unconditionally guaranteed (the “Guarantee”) by the Republic of Austria (the “Republic”), pursuant to the terms of an Underwriting Agreement and Purchase Agreement dated October 29, 2013 (the “Underwriting Agreement”) among the Bank, the Republic and the several underwriters party thereto. The Notes are being issued under a Fiscal Agency Agreement dated as of May 11, 1998, as amended by a Supplemental Agency Agreement dated September 30, 2000, (as amended, the “Fiscal Agency Agreement”) among the Bank, the Republic and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as fiscal agent and principal paying agent (the “Principal Paying Agent”).

In that connection, we have reviewed originals or copies of the following documents:

(a)	the Underwriting Agreement; and

(b)	the Fiscal Agency Agreement.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents”.

We have also reviewed originals or copies of such certificates of public officials, certificates of officers and representatives of the Republic and the Bank and other documents as we have deemed necessary as a basis for the opinions expressed below.

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In our review of the Opinion Documents and other documents, we have assumed:

(a) the genuineness of all signatures;

(b) the authenticity of the originals of the documents submitted to us;

(c) the conformity to authentic originals of any documents submitted to us as copies;

(d) as to matters of fact, upon certificates of public officials and officers of the Republic and the Bank;

(e) that (i) the Notes are in the forms set forth as exhibits to the Fiscal Agency Agreement, (ii) the manual or facsimile signatures of two members of the Board of Executive Directors (Vorstand) of the Bank constitute valid execution of the Notes by the Bank, (iii) such manual or facsimile signatures appear where contemplated on the Notes and (iv) the Notes have been duly authenticated by the Principal Paying Agent in accordance with the Fiscal Agency Agreement; and

(f) that (i) the Guarantee is in the form set forth in the Fiscal Agency Agreement, (ii) the manual or facsimile signature of an official duly authorized by the Republic to execute and deliver the Guarantee appears where contemplated on such Guarantee, and (iii) upon issuance of the Notes by the Bank, the conditions of Section 2 of the Export Financing Guarantees Act are met with respect to the Notes.

We have not independently established the validity of the foregoing assumptions.

In rendering the opinions expressed below, we have further relied, as to all matters governed by the laws of Austria, upon the opinions of Pöch Krassnigg Rechtsanwälte GmbH.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Republic and the Bank, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Republic and the Bank, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1. When the Notes have been delivered and paid for as provided in the Underwriting Agreement, the Notes will have been duly issued, and will constitute legal, valid and binding obligations of the Bank, entitled to the benefits of the Fiscal Agency Agreement and enforceable in accordance with their terms.

2. When the Notes have been delivered and paid for as provided in the Underwriting Agreement, the Guarantee will have been duly issued and will constitute the legal, valid and binding obligation of the Republic, entitled to the benefits of the Fiscal Agency Agreement and enforceable in accordance with its terms.

Our opinions expressed above are subject to the following qualifications:

(a)	Our opinion in paragraph 1 above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)	Our opinions in paragraphs 1 and 2 above are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)	Our opinions are limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

(d)	The enforceability in the United States of the waiver by the Bank of its immunity from court jurisdiction and from legal process as set forth in the Fiscal Agency Agreement and the Notes is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976. We express no opinion as to enforceability of any such waiver of immunity to the extent that it purports to apply to any immunity to which the Bank may become entitled after the date hereof.

This opinion letter is rendered to you in connection with the transactions contemplated by the Opinion Documents. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed therein.

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 4 to the Bank’s and the Republic’s annual report on Form 18-K/A for the fiscal year ended December 31, 2012. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Shearman & Sterling LLP

Shearman & Sterling LLP

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